EXHIBIT 99.1
Orbitz Worldwide Appoints Kenneth S. Esterow to Board of Directors
Chicago, August 12, 2011 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced the appointment of Kenneth S. Esterow to its Board of Directors, effective August 9, 2011. Ken joins the Orbitz board following the resignation of William J.G. Griffith, IV, who is leaving the Board to devote more time to his other professional responsibilities. Mr. Esterow is currently an industry consultant and previously served in a variety of positions at Travelport Limited and Cendant Corporation, including President and CEO of Travelport’s Gullivers Travel Associates business.
“Ken brings a wealth of previous travel and business experience to this role and we are excited to have him join the Board,” said Barney Harford, CEO, Orbitz Worldwide. “We would like to thank Will for his contributions to Orbitz Worldwide over the last four years and wish him the best in the future.”
About Ken Esterow
Ken Esterow, 47, currently works as an industry consultant. He most recently served as President and CEO of Travelport Limited’s Gullivers Travel Associates business from 2007 to 2011. Prior to joining Travelport, Mr. Esterow served as President and CEO for the Cendant Travel Distribution Services Division, among other senior leadership positions at the company. Earlier in his career, Mr. Esterow was a management consultant at Deloitte & Touche LLP. Mr. Esterow holds a BA degree in Biology from the University of Pennsylvania and an MBA from the Wharton School at the University of Pennsylvania.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz, CheapTickets, ebookers, HotelClub, RatesToGo and the Away Network. Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution delivers private label travel solutions to a broad range of partners including many of the world’s largest airlines. Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at http://investors.orbitz.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Orbitz Worldwide Media Contact:
Chris Chiames
Orbitz Worldwide
chris.chiames@orbitz.com
+1 312 636 9589